Exhibit 99.1

OnDeck Reports First Quarter 2016 Financial Results

Achieves Record Origination Volume
NEW YORK, May 2, 2016 /PRNewswire/ -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced first quarter 2016 financial results highlighted by record originations and strong credit performance. For the three months ended March 31, 2016, OnDeck grew originations 37% year-over-year to $570 million and increased gross revenue and net revenue by 11% and 11% year-over-year, respectively.

"OnDeck's first quarter 2016 operating performance was solid, highlighted by growth in all of our origination channels, and a sequential decrease in charge-offs during what is usually a seasonally higher charge-off period," said Noah Breslow, OnDeck's chief executive officer. "In addition, we reinforced our market leadership through recent milestones including the initial launch of our program with JPMorgan Chase and pricing of our second securitization transaction."

Mr. Breslow added, “Our hybrid funding model is designed to adapt to changing capital markets conditions and is a point of competitive differentiation. In the first quarter, we utilized this flexibility and decided to sell fewer loans through OnDeck Marketplace. This decision optimized for long-term financial performance but, over the short-term, will lead to lower Gross revenue, higher provision expense, and lower Adjusted EBITDA than we previously planned.  We will see greater financial benefits from our decision beginning in 2017."

Financial Highlights

•	Gross revenue was $62.6 million for the quarter, up 11% from the prior year period.

•	Net revenue was $31.5 million for the quarter, up 11% from the prior year period.

•	Adjusted EBITDA* was a loss of $7.3 million for the quarter, compared to a loss of $1.8 million in the prior year period.

•	Adjusted Net Loss* was $8.8 million for the quarter, compared to a loss of $3.3 million in the prior year period.

•	GAAP net loss attributable to OnDeck common stockholders was $12.6 million for the quarter, compared to a net loss of $5.3 million in the prior year period.

Key Business Highlights

•	Origination volume increased to a record $570 million for the quarter, reflecting 37% growth over the prior year period.

•	Unpaid Principal Balance grew to $652 million, up 20% from the prior year period, and Loans Under Management increased to $982 million, up 45% from the prior year period.

•	The successful initial launch of the OnDeck as a Service program with JPMorgan Chase, opening up access to capital for participating Chase small business customers in limited U.S. markets.

•	The OnDeck Line of Credit grew to 12% of Unpaid Principal Balance as draw volume increased 29% sequentially.

•
OnDeck announced the pricing of its second securitization involving $250 million of new notes, expected to be rated by both S&P and DBRS at the closing scheduled for May 17, 2016, subject to customary closing conditions.

"In the first quarter, we saw rapid growth of our loan book from Q4 levels given our growth in originations and our funding mix choices.  At the same time, our operating expenses, net of stock-based compensation, as a percentage of total originations continued declining and was below the level achieved in Q1 2015.  Combined, these two trends should drive significant shareholder value over time,” said Howard Katzenberg, OnDeck's chief financial officer.

Mr. Katzenberg continued, "Importantly, OnDeck’s portfolio continued to perform well, with sequential and year over year improvements in both our 15+ Day Delinquency Ratio and Net Charge-off Rate during the first quarter of 2016.  With the recent, successful pricing of our second securitization and the expanded capacity in two of our credit facilities, we are confident in our continued ability to grow our business while driving operating leverage."

Review of Financial Results for the First Quarter of 2016
Originations grew to $570 million during the first quarter of 2016, up 37% from the comparable prior year period and 2% sequentially. Originations growth over the prior year primarily reflected strength in the company's Direct and Strategic Partner channels which collectively increased 47% over the prior year period and 3% sequentially.

Gross revenue increased to $62.6 million during the first quarter of 2016, up 11% from the comparable prior year period. The increase in gross revenue was primarily due to growth in outstanding loan balances, leading to higher interest income. The Effective Interest Yield for the first quarter of 2016 was 34.5%, down from 37.6% in the comparable prior year period, reflecting the continued mix shift to lower cost distribution channels, an increase in average term loan length over the period, and OnDeck’s continuing efforts to lower pricing and origination fees for repeat loan customers.

OnDeck sold $123.7 million1 of loans through OnDeck Marketplace, constituting 26% of term loan originations, at a 5.7% Gain on Sale Rate during the first quarter of 2016.

Net revenue increased to $31.5 million during the first quarter of 2016, up 11% from the comparable prior year period. Net revenue margin remained flat at 50.2% during the first quarter of 2016 from 50.1% in the prior year period.

The Cost of Funds Rate during the first quarter of 2016 increased to 5.5% of Average Funding Debt Outstanding, up from 5.2% in the comparable prior year period. The increase reflected higher funding fees and expenses partially offset by lower interest rate facilities.

Provision for loan losses during the first quarter of 2016 increased to $25.4 million, up from $23.1 million in the comparable prior year period. The Provision Rate in the first quarter of 2016 was 5.8% compared to 7.2% in the comparable prior year period. The Provision Rate reflects the high credit quality of new originations and improved delinquency trends.

Operating expenses were $44.6 million during the first quarter of 2016, up 33% over the comparable prior year period as OnDeck increased customer acquisition marketing, continued investing in its "OnDeck as a Service" capabilities, and incurred additional general and administrative expenses related to operating as a public company.

Adjusted EBITDA was a loss of $7.3 million for the quarter, versus a loss of $1.8 million in the comparable prior year period.

Adjusted Net Loss was $8.8 million, or $0.13 per basic and per diluted share, for the quarter versus a loss of $3.3 million, or $0.05 per basic and diluted share, in the comparable prior year period.

OnDeck had GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $12.6 million, or $0.18 per basic and diluted share, for the quarter which compares to GAAP net loss attributable to On Deck Capital, Inc. common stockholders of $5.3 million, or $0.08 per basic and diluted share, in the comparable prior year period.

Guidance for Second Quarter and Full Year 2016
OnDeck provided the following guidance for the three months ending June 30, 2016 and full year ending December 31, 2016.

Second Quarter 2016

•	Gross revenue between $67 million and $70 million.

•	Adjusted EBITDA between a loss of $16 million and a loss of $18 million. This assumes lower Gain on sale revenue and higher provision costs as UPB growth accelerates.

Full Year 2016

•
Gross revenue between $278 million and $288 million, which assumes year-over-year growth in total originations of between 30% to 35% and Marketplace sales between 15% and 25% of term loan originations.

•	Adjusted EBITDA between a loss of $41 million and a loss of $49 million. This assumes lower Gain on sale revenue and higher provision costs as UPB growth accelerates.

Conference Call
OnDeck will host a conference call to discuss first quarter 2016 financial results on May 2, 2016 at 5:00 PM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (877) 201-0168 for calls within the U.S., or by dialing (647) 788-4901 for international calls. The conference ID is 82200653. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street’s growth through advanced lending technology and a constant dedication to customer service. OnDeck’s proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry’s widest range of term loans and lines of credit. To date, the company has deployed over $4 billion to more than 50,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA and Adjusted Net Income (Loss), which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

About Credit Ratings
This press release refers to credit ratings. Credit ratings are not facts; they are solely the opinion of the issuing rating agency. They are not recommendations to purchase, sell or hold any securities and can be changed or withdrawn at any time. OnDeck assumes no responsibility for such credit ratings.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “enables,” “expects,” “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on total originations growth and Marketplace sales for the full year 2016 and gross revenue, and Adjusted EBITDA for the second quarter and full year 2016. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future profitability; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; our continuing efforts to implement certain additional compliance measures related to our funding advisor channel and their potential impact; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; our ability to hire and retain necessary qualified employees to expand our operations; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; our liquidity and working capital requirements; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Kathryn Harmon Miller
646.558.7860
kmiller@ondeck.com

Media Contact:
Miranda Eifler
917.677.7112
meifler@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	$136,843	$159,822
Restricted cash	32,691	38,463
Loans held for investment	663,389	552,742
Less: Allowance for loan losses	(61,707)	(53,311)
Loans held for investment, net	601,682	499,431
Loans held for sale	4,507	706
Property, equipment and software, net	30,482	26,187
Other assets	22,643	20,416
Total assets	$828,848	$745,025
Liabilities and equity
Liabilities:
Accounts payable	$5,523	$2,701
Interest payable	945	757
Funding debt	465,628	375,890
Corporate debt	2,697	2,695
Accrued expenses and other liabilities	31,311	33,560
Total liabilities	506,104	415,603
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 73,745,625 and 73,107,848 shares issued and 70,697,985 and 70,060,208 outstanding at March 31, 2016 and December 31, 2015, respectively	369	366
Treasury stock—at cost	(5,843)	(5,843)
Additional paid-in capital	462,945	457,003
Accumulated deficit	(140,914)	(128,341)
Accumulated other comprehensive loss	(86)	(372)
Total On Deck Capital, Inc. stockholders' equity	316,471	322,813
Noncontrolling interest	6,273	6,609
Total equity	322,744	329,422
Total liabilities and equity	$828,848	$745,025

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended March 31,

	2016	2015
Revenue:
Interest income	$53,479	$48,699
Gain on sales of loans	7,111	6,679
Other revenue	2,025	1,080
Gross revenue	62,615	56,458
Cost of revenue:
Provision for loan losses	25,437	23,101
Funding costs	5,722	5,045
Total cost of revenue	31,159	28,146
Net revenue	31,456	28,312
Operating expense:
Sales and marketing	16,548	12,675
Technology and analytics	14,087	8,587
Processing and servicing	4,215	2,703
General and administrative	9,709	9,584
Total operating expense	44,559	33,549
Loss from operations	(13,103)	(5,237)
Other expense:
Interest expense	(38)	(106)
Total other expense	(38)	(106)
Loss before provision for income taxes	(13,141)	(5,343)
Provision for income taxes	—	—
Net loss	(13,141)	(5,343)
Net loss attributable to noncontrolling interest	568	—
Net loss attributable to On Deck Capital, Inc. common stockholders	$(12,573)	$(5,343)
Net loss per share attributable to On Deck Capital, Inc. common stockholders:
Basic and diluted	$(0.18)	$(0.08)
Weighted-average common shares outstanding:
Basic and diluted	70,366,877	69,249,462

Supplemental Information

Key Performance Metrics

	Three Months Ended March 31,

	2016	2015
Originations[2]	$569,663	$415,977
Unpaid Principal Balance[3]	$651,970	$542,908
Average Loans[4]	$630,613	$534,506
Loans Under Management[5]	$981,627	$675,426
Effective Interest Yield[6]	34.5%	37.6%
Marketplace Gain on Sale Rate[7]	5.7%	7.0%
Average Funding Debt Outstanding[8]	$419,286	$385,611
Cost of Funds Rate[9]	5.5%	5.2%
Provision Rate[10]	5.8%	7.2%
Reserve Ratio[11]	9.5%	10.5%
15+ Day Delinquency Ratio[12]	5.7%	8.4%

Marketplace Gain on Sale Rate[7]	Three Months Ended March 31,
	2016	2015
Gain on sales of loans(a)	$7,111	$6,679
Carrying value of loans sold	$123,730	$94,889
Marketplace Gain on Sale Rate(a)	5.7%	7.0%
(a) Three months ended March 31, 2016 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended March 31, 2016
Fair value at the beginning of period	$3,489
Addition:
Servicing resulting from transfers of financial assets	933
Changes in fair value:
Changes in fair value(b)	(1,775)
Fair value at the end of period	$2,647
(b) Represents changes due to collection of expected cash flows through December 31, 2015.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended March 31,
	2016	2015
Marketplace originations	$128,242	$93,926
Origination of term loans	$495,956	$384,703
Marketplace originations as percent of term loan originations	25.9%	24.4%

Activity in Loan Held for Investment Balances	Three Months Ended March 31,
	2016	2015
Unpaid Principal Balance beginning of period	$543,790	$490,563
+ Total originations(c)	569,663	415,977
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	201	—
- Marketplace originations	(128,242)	(93,926)
- Net charge-offs	(17,041)	(16,110)
- Principal paid down(c)(d)	(316,401)	(253,596)
Unpaid Principal Balance end of period	651,970	542,908
+ Net deferred origination costs	11,419	13,513
Loans held for investment	663,389	556,421
- Allowance for loan losses	(61,707)	(56,795)
Loans held for investment, net	$601,682	$499,626
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $67.6 million and $59.5 million in the three months ended March 31, 2016 and 2015, respectively.
(d) Excludes principal that was paid down related to renewed loans sold in the period which were designate as held for investment in the amount of $472 thousand and $0, in the three months ended March 31, 2016 and 2015, respectively.

Activity in the Allowance for Loan Losses	Three Months Ended March 31,
	2016	2015
Allowance for loan losses beginning of period	$53,311	$49,804
+ Provision for loan losses(e)	25,437	23,101
- Net charge-offs	(17,041)	(16,110)
Allowance for loan losses end of period	$61,707	$56,795
(e) Excludes provision release of $1.1 million and provision expense of $0.4 million for the three months ended March 31, 2016 and 2015, respectively, for unfunded loan commitments. The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation13
(in thousands, except share and per share data)

	Three Months Ended March 31,

	2016	2015
Net income (loss)	$(13,141)	$(5,343)
Interest expense	38	106
Income tax expense	—	—
Depreciation and amortization	2,078	1,378
Stock-based compensation	3,752	2,042
Adjusted EBITDA[14]	$(7,273)	$(1,817)

	Three Months Ended March 31,
	2016	2015
Net income (loss)	$(13,141)	$(5,343)
Net loss attributable to noncontrolling interest	568	—
Stock-based compensation	3,752	2,042
Adjusted Net Loss[15]	$(8,821)	$(3,301)
Adjusted Net Loss per share[16]
Basic and diluted	$(0.13)	$(0.05)
Weighted-average common shares outstanding:
Basic and diluted	70,366,877	69,249,462

Stock-based Compensation	Three Months Ended March 31,
	2016	2015
Sales and marketing	$888	$575
Technology and analytics	757	436
Processing and servicing	343	147
General and administrative	1,764	884
Total stock-based compensation	$3,752	$2,042

Supplemental Channel Information

Quarterly Origination Channel Distribution(f)

	Three Months Ended March 31,
Percentage of originations (number of loans17)	2016	2015
Direct & Strategic Partner	80.0%	77.1%
Funding Advisor	20.0%	22.9%
Percentage of originations (dollars)
Direct & Strategic Partner	72.6%	67.7%
Funding Advisor	27.4%	32.3%
(f) From time to time, management is required to make judgments to determine customers' appropriate channel attribution.

Notes:

(1) Amounts represent carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs.
(2) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat customers renew their loans before their existing loan is fully repaid. In accordance with industry practice, originations of such repeat loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal loan’s principal net of the unpaid principal balance on the existing loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.

(3) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment and amounts outstanding under lines of credit at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.

(4) Average Loans for the period is the average of the sum of loans held for investment and loans held for sale as of the beginning of the period and as of the end of each month in the period.
(5) Loans Under Management represents the Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period.

(6) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by Average Loans. Annualization is based on 252 business days per year, which is weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination fees include fees paid up front to us by customers when loans are funded and decrease the carrying value of loans, thereby increasing the Effective Interest Yield earned. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.

(7) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially dependent upon market conditions and other circumstances.

(8) Funding debt outstanding is the debt that we incur to support our lending activities and does not include our corporate debt. Average Funding Debt Outstanding for the period is the average of the funding debt outstanding as of the beginning of the period and as of the end of each month in the period. Additionally, in accordance with Financial Accounting Standards Board’s update to ASC 835-30, which was effective January 2016 and applied retrospectively, deferred debt issuance costs are presented as a direct deduction from the carrying value of the associated debt.

(9) Cost of Funds Rate is our funding cost, which is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by Average Funding Debt Outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by Average Funding Debt Outstanding.

(10) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.

(11) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(12) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. The majority of our loans require daily repayments, excluding weekends and holidays, and therefore may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.

(13) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the first quarter of 2016 and full year 2016, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.

(14) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense.

(15) Adjusted Net Loss represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.

(16) Adjusted Net Loss per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.

(17) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.